Exhibit 10.9

tbg Technologie-Beteiligungs-

Gesellschaft mBH der

Deutschen Ausgleichsbank

Version 04.96

CO-OPERATION AGREEMENT

Agreement on Co-operation between

CpG ImmunoPharmaceuticals Inc.,

890 Park Place Iowa City, IA 52246 (USA)

- hereinafter referred to - also with

several participatory donors - as BG

and

Technologie-Beteiligungs-Gesellschaft mbH

der Deutschen Ausgleichsbank, Ludwig-Erhard-Platz 1-3, 53179 Bonn

- hereinafter referred to as tbg -

in guiding the participations specified in

this Agreement in

CpG ImmunoPharmaceuticals GmbH, Max-Volmer-Str. 4, 40724 Hilden

- hereinafter referred to as Technology Company (TC) -

Preamble

1.	Within the framework of the programme “Equity Capital for Small Technology Companies”, implemented by the Federal German Ministry for Education, Science, Research and Technology (BMBF) and Deutsche Ausgleichsbank, tbg is supporting commercial technology companies provided that they are not older than 10 years and fulfil the EU definition for small and medium-sized companies (KMU) in the new Federal German Laender (former East Germany) and Berlin (East), and small companies in the remaining area of Federal Germany, i.e.:

•	they do not employ more than 250 (50) people

and either

•	do not exceed an annual turnover of DM 40 million

(DM 10 million)

or

•	do not reach a balance sheet total of more than DM 20 million

(DM 4 million)

and

•	are owned by not more than 25% by one or more companies that do not fulfil this definition (Exception: public holding companies, risk capital companies and - in so far as no control is exercised - institutional investors).

All three preconditions must be simultaneously fulfilled, i.e. a company is only considered to be a small or medium-sized company (KMU) if it has the required independence, fulfils the stipulations regarding the number of employees and does not exceed at least one of the limit values for annual turnover or balance sheet total.

tbg enters into participations to finance innovation ventures in the sense of the participatory fundamentals of tbg which form an integral part of this Agreement and which recognizes those of BG, namely:

•	for applied research and development up to a logical second before commencing commercial production in conformity with the EU definition with the following demarcations:

Applied research covers research and experimental work for the purpose of gaining new knowledge in order to reach specific practical aims such as the creation of new products, production processes or services. Normally it can be stated that this ends with the creation of the first prototype. Development involves work on the basis of applied research with the aim of introducing new or significantly improved products, production processes or services right up to, but not including, industrial application and commercial use. This stage normally includes pilot and demonstration ventures as well as the development work that continues to be necessary, finally culminating in a pool of information that will enable the commencement of production.

•	For investments for a market launch.

§ 1

Co-operation

1)	tbg intends to take over a dormant contribution in the Technology Company amounting to DM 3,000,000 under the precondition that the participation stipulated in Section 2 is agreed between BG and the Technology Company. A copy of the envisaged Participation Agreement between tbg and the Technology Company is enclosed with this Agreement.

2)	BG intends to take over a participation in the Technology Company. BG will place at the disposal of the Technology Company a partner loan amounting to DM 3,000,000.

In guiding the Technology Company, BG will be advised by TVM Techno Venture Management III GmbH, Denninger Strasse 15, 81679 Munich - hereinafter referred to as TVM - as a guardian company.

BG confirms that it is not making use of the ERP special funds to refinance a participation in the Technology Company within the framework of the programme “Equity Capital for Small Technology Companies” and the promotion (refinancing or safeguarding) of this participation in the Technology Company.

3)	The parties will immediately inform each other in writing when the said participation agreements have been concluded with the Technology Company. In the event that the final participation agreements differ from the announced drafts, then the definitive version of these agreements must be transferred, and the deviations must be explained when requested.

4)	Possible subsequent amendments to the participation agreements, the sale/pledging of the participations and claims against tbg resulting from this Co-operation Agreement, or other participation and loan agreements, will only be agreed to by the parties with the approval of their contractual partner to this Agreement. In so far as an orderly termination of the Participation Agreement between BG and the Technology Company by BG is permissible, then this requires the consent of tbg. In the event of termination for an important reason, the partners to this Agreement must immediately notify each other, if possible, before the termination is announced.

§ 2

Supporting the Technology Company

In co-operation with TVM, BG will supervise the management of the Technology Company and the development of the innovation venture promoted by tbg with the necessary care, and give the Technology Company managerial support should this be required.

In principle BG is prepared and able, but not obliged, to place additional financial resources at the disposal of the Technology Company should this be necessary.

§ 3

Use of the funds

1)	Before contribution funds of tbg are requested, BG and TVM will verify the preconditions for a request stipulated between tbg and the Technology Company, and confirm the request if the preconditions are found to be fulfilled. BG and TVM will approve the request if, at the time of the request, they are not aware of any economic or technical doubts regarding the realization of the innovative venture promoted by tbg.

2)	BG and TVM will verify and confirm Proof of Use that has to be furnished by the Technology Company in conformity with § 3 of the Participation Agreement between tbg and the Technology Company.

§ 4

Information and control rights

1)	BG undertakes to report to tbg regarding the economic situation of the Technology Company and the status of the innovation venture promoted by tbg. BG will make use of the consulting services of TVM in this context.

2)	The reports must be regularly submitted at half yearly intervals, as of 31.03. and 30.09.

3)	tbg must be immediately, and if possible in advance, notified of all measures known to BG which go beyond the framework of customary business operations. This applies particularly to all measures that require approval in conformity with § 5 Section 2 of the Participation Agreement between tbg and the Technology Company, and to a termination for an important reason in keeping with the termination reasons given in § 12 of this Participation Agreement.

4)	Other than specifically waivered in writing by tbg, all reports must be in writing with advance verbal notification in urgent cases.

5)	tbg, or a third party authorized by tbg, is entitled to demand comprehensive information concerning all legal relations of BG with the Technology Company and to inspect all documents at BG which relate to the Technology Company.

6)	BG agrees that tbg can, upon request, transfer all data relating to its participation in the Technology Company to BMBF or the EU Commission for the implementation of the supervisory and controlling powers.

7)	BG agrees that tbg can pass on data obtained on the participation of BG in the Technology Company for scientific evaluation of the programme mentioned in the preamble of this Agreement to BMBF or an institute authorized by BMBF. Furthermore, BG agrees to give BMBF and their authorized institute all the information that is directly required for the scientific evaluation of the programme. It must be ensured that BG cannot be damaged by the evaluation and possible publication of data relating to the programme.

§ 5

Assumption of risk

BG has the right, within 5 years from commencement of tbg’s participation in the Technology Company, to claim from tbg partial reimbursement for a loss incurred from the participation it entered into with the Technology Company in conformity with § 1 Section 2. Claims can only be made jointly if there are seven BG’s.

1)	The entitlement to claim a loss from tbg is considered to have been established if Bankruptcy proceedings, or a total enforcement, have been filed for the assets of the Technology Company, or the proceedings have been rejected due to an insufficiency of assets, or if an affirmation in lieu of an oath on behalf of the Technology Company has been made, or in the event of persistent insolvency of the Technology Company has been proven by other ways.

tbg will reimburse BG, within 30 calendar days of a claim assertion, an amount of 50% (70% for technology companies in the new Federal Laender [former East Germany] and Berlin (East)) of its original contribution effected in conformity with § 1 Section 2, but maximum 50% (70% for technology companies in the new Federal Laender and Berlin (East)) of the contribution funds it paid to the Technology Company. When calculating the maximum amount it is necessary to take into account a reduction of the participation of tbg that was permissible according to the Participation Agreement between tbg and the Technology Company.

2)	If, as a result of an in court settlement, the demands of BG resulting from the participation condition(s) defined in § 1 Section 2 have become partially extinct, or if BG has effected a partial renunciation of the contribution funds mentioned in § 1 Section 2 within the framework of modernization measures involving all credit lenders and participatory contributors of the Technology Company - quota identical for the latter - then BG can file a claim against tbg for reimbursement of its partial loss. However, tbg is only obliged to pay an mount that stands in the same ratio to the highest amount of risk participation (see Section 1) as the partial loss of BG is in relation to the entirety of its contribution funds specified in § 1 Section 2. The partial claim reduces possible further liabilities of tbg arising out of the risk participation.

3)	Until the expiry of the 6th calendar month following recourse to claim, tbg can demand from BG full or partial transfer of the contribution(s) specified in § 1 Section 2 to itself or a nominated third party. Possible contribution, additional payment and compensation liabilities of BG are not transferred to tbg. Possible transfer costs will be borne by BG. In the event of partial recourse to claim against tbg in conformity with Section 2, the transfer obligation of BG is reduced in the same ratio as the payment obligation of tbg.

BG must assure transferability which is a precondition for recourse to risk participation.

§ 6

Commencement and duration of co-operation

1)	BG is committed vis-à-vis tbg to look after the Technology Company in conformity with § 2, and to provide information in conformity with § 4 of the Agreement, from the moment in time this Agreement and the participation agreements between tbg and the Technology Company, as well as between BG and the Technology Company, have been signed by the given participating parties.

2)	Co-operation ends with the end of the participation of tbg or BG.

3)	Orderly termination of the Co-operation Agreement is excluded.

§ 7

General provisions

1)	Amendments and supplements to this Agreement must be in writing. There are no verbal supplements to this Agreement.

2)	In the event that a provision of this Agreement should be legally ineffective, then this shall not affect the remaining provisions. BG and tbg undertake to replace the ineffective contractual provisions with provisions that are legally effective and that come closest to the original sense and intent of the legally ineffective provisions.

3)	Bonn is the place of jurisdiction for all legal disputes arising out of this Agreement or its implementation.

Bonn, dated 25.02.1998	Iowa City (USA), dated

Technologie-Beteiligungs- Gesellschaft mbH der Deutschen Ausgleichsbank	CpG ImmunoPharmaceuticals Inc.

/s/ ERNEST G. MAYER	/s/ ARTHUR M. KRIEG

/s/ ROBERT SCHLÖSSER